Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-206292, 333-227441, 333-284163 and 333-290399 on Form S-8 and Registration Statements No. 333-272722 and No. 333-283241 on Form F-3 of Galmed Pharmaceuticals Ltd. of our report dated June 8, 2026, relating to the financial statements of Colospan Ltd. as of and for the year ended December 31, 2025 included in the Current Report on Form 6-K of Galmed Pharmaceuticals Ltd., dated June 8, 2026.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co
Certified Public Accounts
A Firm in the Deloitte Global Network

Tel Aviv, Israel
June 8, 2026